UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 8, 2012

SATCON TECHNOLOGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11512	04-2857552
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

27 Drydock Avenue, Boston, Massachusetts	02210-2377
(Address of Principal Executive Offices)	(Zip Code)

(617) 897-2400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement.

As previously disclosed, on October 17, 2011 (the “Petition Date”), Satcon Technology Corporation (“Satcon”) and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code (the “Bankruptcy Case”), which cases are currently pending in the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

On December 8, 2012, Satcon entered into a Settlement Agreement (the “Settlement Agreement”) with Perfect Galaxy International Limited (“Perfect Galaxy”), an affiliate of China Electronics Great Wall Energy(Shenzhen) Co., Ltd (“Great Wall) and Great Wall.  Under the terms of the Settlement Agreement, Perfect Galaxy and Great Wall undertook to purchase from Satcon up to $5 million worth of (i) certain of Satcon’s parts and material inventory on an as needed basis and (ii) certain of Satcon’s CE finished products, subject to and promptly upon receipt by Satcon of approval by pertinent Chinese governmental authority that the finished products meet applicable Chinese national low voltage ride-through standards.  The purchases will be made at prices determined in accordance with the existing Distribution Agreement between Satcon and Great Wall for finished goods and, with respect to parts and materials at Great Wall’s current purchase price for comparable parts and materials from other vendors.

As of the Petition Date, Satcon owed Perfect Galaxy approximately $26.2 million (the “Prepetition Payable”) for products manufactured under the existing Contract Manufacturing Agreement between Satcon and Perfect Galaxy (the “Manufacturing Agreement”), and that Great Wall and/or Perfect Galaxy owed Satcon approximately $1.3 million for parts and materials purchased from Satcon.  Under the Settlement Agreement, the parties agreed to offset against the Prepetition Payable (i) the $1.3 million owed to Satcon, (ii) any purchases by Perfect Galaxy and Great Wall of finished goods and parts and material inventory made pursuant to the Settlement Agreement, and (iii) payments made by Satcon to Perfect Galaxy after the Petition Date in the amount of approximately $1.4 million.

In addition, Great Wall and Perfect Galaxy agreed to ship products to Satcon consistent with their relationship prior to the Petition Date and the existing Manufacturing Agreement on the following credit terms:  (i) the total outstanding credit (“Advances”) for products shipped after the Petition date will not exceed $5.0 million in the aggregate at any given time, (ii) the aggregate amount of Advances and the Prepetition Payables (net of the offsets) shall not exceed $26 million at any time.  Satcon will not make any payments for products shipped after the Petition Date until the week ended February 2, 2013, and beginning that week, Satcon will make payments in accordance with the schedule set forth in the Settlement Agreement.  All Advances are to be paid upon the earlier of (1) March 18, 2013, (2) the closing of a sale of substantially all the assets of Satcon, (3) the occurrence of an event of default under the then operative cash collateral order in the Bankruptcy Case, or (4) the occurrence of a material violation of the Settlement Agreement by Satcon.

In connection with the Settlement Agreement, Satcon granted to Great Wall a first-priority priming lien on all of its assets to secure the Advances, which lien shall automatically terminate upon full payment of the Advances.  Satcon will also continue to provide service and support for its recently completed software modules and to provide a license to Great Wall use certain intellectual property related to the finished products.

The Bankruptcy Court has approved Satcon’s entry into the Settlement Agreement.

Item 9.01              Financial Statements and Exhibits.

(d)           Exhibts

Exhibit No.	Description

10.1	Settlement Agreement among Satcon Technology Corporation, Perfect Galaxy International Limited, and China Electronics Great Wall Energy (Shenzhen) Co. Ltd.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SATCON TECHNOLOGY CORPORATION

Date: December 13, 2012	By:	/s/ Aaron Gomolak
Aaron Gomolak
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Settlement Agreement among Satcon Technology Corporation, Perfect Galaxy International Limited, and China Electronics Great Wall Energy (Shenzhen) Co. Ltd.